EXHIBIT 99.1


                                                       QUADRAMED CORPORATION
                                                                       (Logo)
FOR IMMEDIATE RELEASE

                   CONTACT: Jack R. Ripsteen, Director of Investor Relations 415/482-2211
                             jripsteen@quadramed.com

QUADRAMED PROVIDES UPDATE

San Rafael, California -Wednesday, October 16, 2002 - QuadraMed Corporation (Nasdaq: QMDCE) today reported that, as it was nearing completion of its previously announced restatement for the years ended December 31, 2000 and 2001, and the interim period ended March 31, 2002, certain issues were identified that will make it necessary to restate the financial statements for the year ended December 31, 1999.

The issues that the Company has identified to date regarding 1999 principally relate to:

      o  Revenue recognition and deferral on certain software licenses.

      o Reductions in revenue recorded in 2000 and 2001 that should have been recorded in 1999.

      o Certain non-recurring charges recorded in 2000 that should have been recorded in 1999.

      o Impairment of assets recorded in 2000 that should have been recorded in 1999.

As the 1999 restatement will impact the financial statements of subsequent periods, QuadraMed will not file any of its amended SEC filings until the completion of the 1999 reaudit. Pisenti & Brinker LLP, the Company's auditor for 2000 and 2001, has completed most of its work on the 2000 and 2001 reaudit and will also perform the reaudit of 1999. Because the 1999 financials were prepared by the Company's former senior management and were audited by Arthur Andersen LLP, which is no longer in business, it is expected that the 1999 restatement and reaudit will require approximately sixty days.

QuadraMed also reported that its cash and investment position would not be affected as a result of the changes underlying the restatements and that, as of September 30, 2002, it had approximately $29 million in cash and investments -- the same as at the end of the previous quarter.

The Company has informed Nasdaq and the SEC of these developments. As of this date, QuadraMed remains in the appeals process related to its continued listing on the Nasdaq National Market. The Company said that there could be no assurance as to whether these developments would have any impact on its continued listing.

QuadraMed also announced bookings for the third quarter of 2002, including two new Affinity(R) sales and robust sales of the new Quantim(R) coding product and Government products.

"Our third quarter bookings of approximately $21 million slightly exceed bookings for the same period last year. In addition, our pipeline has grown to almost $335 million, up $120 million from the beginning of 2002," said Lawrence P. English, QuadraMed's Chairman and Chief Executive Officer. The Company will release revenue figures for the third quarter following the completion of the restatements.

"The contract wins and pipeline growth during a period of uncertainty are a strong reflection of the market acceptance of our products and the strength of our sales force. I am particularly pleased with the increasing competitiveness of our Affinity product and the enthusiastic reception that Affinity's new pharmacy product and Quantim platform are receiving. We are in beta testing with our new Affinity computerized physician order entry product and expect it to be ready for general release early next year," said English.

The Company confirmed that several shareholder class action lawsuits related to the restatement of the financial statements for the fiscal years ended December 31, 2000 and 2001 and the interim period ended March 31, 2002 had been filed. The Company stated that it intends to vigorously defend the suits.

   Cautionary Statement on Risks Associated With Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. The words "believe," "expect," "anticipate," "intend," "plan," "estimate," "may," "should," "could," and similar expressions are intended to identify such statements. Forward-looking statements are not guarantees of future performance and are to be interpreted only as of the date on which they are made. QuadraMed undertakes no obligation to update of revise any forward-looking statement.

Important factors that could cause QuadraMed's actual results to differ materially from these forward-looking statements include, but are not limited to, the following: (i) forensic procedures carried out by QuadraMed may not be sufficient to permit the restatements to be completed on a timely basis or at all; (ii) QuadraMed's ability to remain listed on the Nasdaq National Market;
(iii) QuadraMed's quarterly operating results may vary, (iv) QuadraMed's stock price may be volatile, (v) QuadraMed's investments are subject to market risk,
(vi) QuadraMed faces product development risks from rapid technological changes, (vii) QuadraMed's products may be subject to bugs and other errors,
(viii) QuadraMed's intellectual property and technology may be subject to infringement claims or be infringed upon, (ix) QuadraMed's products and services, particularly those sold to government entities and those sold to customers receiving government reimbursement, are subject to scrutiny, regulation, and possible future regulation by state and federal governments;
(x) increased competition for QuadraMed's products and services, and (xi) QuadraMed may need to use its cash balances to repurchase or redeem its subordinated convertible debentures. QuadraMed does not intend this list of important factors to be exhaustive and advises investors that it discusses other risks and uncertainties that could cause QuadraMed's actual results to differ from these forward-looking statements in its periodic reports filed with the Securities and Exchange Commission ("SEC"). These SEC filings can be accessed through the Investor Relations section of our website, www.quadramed.com, or through the SEC's EDGAR Database at www.sec.gov (QuadraMed has EDGAR CIK No. 0001018833).

                          About QuadraMed Corporation
QuadraMed is dedicated to developing information technology and providing consulting services that help healthcare professionals deliver outstanding patient care with optimum efficiency. Offering real-world solutions for every aspect of acute care information management, QuadraMed has four main product lines: Affinity(R) Healthcare Information System, Quantim(R) Health Information Management Software and Services, Complysource(R) Compliance Solutions, and Chancellor(TM) Financial Products and Services. Behind our products and services are nearly 1000 professionals whose healthcare experience has earned QuadraMed the trust and loyalty of its many customers. To find out more about QuadraMed, visit www.quadramed.com.

Note to Editors: QuadraMed, Affinity, Quantim, and Complysource are registered trademarks of QuadraMed Corporation. Chancellor is a trademark of QuadraMed Corporation. All other trademarks and registered trademarks are the properties of their respective holders.